Exhibit 10.3

FIRST AMENDMENT TO THE
MANAGEMENT STOCKHOLDERS’ AGREEMENT

THIS FIRST AMENDMENT, dated as of December 12, 2002 (this “Amendment”), is made to that certain Management Stockholders’ Agreement, dated as of December 3, 1998 (the “Management Stockholders’ Agreement”), by and among TransDigm Holding Company, a Delaware corporation (“Holdings”), Odyssey Investment Partners Fund, LP (“Odyssey”), and those employees of TransDigm Inc. (“TransDigm”) listed on Schedule A to the Management Stockholders’ Agreement, as such Schedule has been amended though the date hereof (the “Management Stockholders”).

RECITALS

WHEREAS, pursuant to the Management Stockholders’ Agreement, certain of the Management Stockholders (the “Roll-Over Stockholders”) hold certain Roll-Over Options (as defined in the Management Stockholders’ Agreement) to purchase the number of shares of common stock of Holdings, $0.01 par value (“Common Stock”) listed opposite such Roll-Over Stockholder’s name on Exhibit A hereto (such Common Stock, the “Roll-Over Shares”);

WHEREAS, the Roll-Over Stockholders have been granted, and from time to time may be granted, additional options to purchase shares of Common Stock, and may otherwise now own or hereafter acquire additional shares of Common Stock;

WHEREAS, the Roll-Over Stockholders desire to amend the pricing terms applicable to the rights of Holdings to repurchase the Roll-Over Shares under certain circumstances;

WHEREAS, pursuant to Section 13 of the Management Stockholders’ Agreement, Holdings, Odyssey and the Majority Management Stockholders (as such term is defined in the Management Stockholders’ Agreement) may amend such agreement from time to time by an instrument in writing;

WHEREAS, as consideration for, and as an inducement to the willingness of Holdings, Odyssey and the Majority Management Stockholders to agree to, such amendment, each of the Roll-Over Stockholders desire to grant to Odyssey an irrevocable proxy to exercise such Roll-Over Stockholder’s power to vote his respective Common Stock (including Roll-Over Shares) in accordance with the terms hereof; and

WHEREAS, the parties now desire to amend the Management Stockholders’ Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.    Section 3.1 of the Management Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following Section 3.1:

“3.1    Holdings’ Rights.  Subject to all subsections of this Section 3 and Section 7, Holdings shall have the right to purchase from a Management Stockholder, and such Management Stockholder shall have the obligation to sell to Holdings, all, but not less than all, of such Management Stockholder’s shares of Common Stock:

(a)    With respect to shares of Common Stock other than Roll-Over Shares, at the Fair Market Value of the shares of Common Stock to be purchased if such Management Stockholder’s employment with Holdings or any of its subsidiaries is terminated as a result of any of (i) the termination by Holdings or any such subsidiary of such Management Stockholder’s employment without Cause, (ii) the death or Disability of such Management Stockholder or (iii) the resignation of such Management Stockholder for Good Reason or without Good Reason;

(b)    With respect to shares of Common Stock other than Roll-Over Shares, at the lesser of the Fair Market Value and the Carrying Value of the shares of Common Stock to be purchased if such Management Stockholder’s employment with Holdings or any of its subsidiaries is terminated by Holdings or any such subsidiary for Cause; or

(c)    With respect to shares of Common Stock that are Roll-Over Shares, at the greater of the Fair Market Value and the Carrying Value of the shares of Common Stock to be purchased if such Management Stockholder’s employment with Holdings or any of its subsidiaries is terminated for any reason.”

2.    Section 3.3 of the Management Stockholders’ Agreement is hereby amended to add the phrase “and Section 3.1(c)” after the reference to Section 3.1(a) in the second line thereof.

3.    Section 6.4 of the Management Stockholders’ Agreement is hereby deleted in its entirety and replaced with the following Section 6.4:

“6.4    Carrying Value.

For the purposes of this Agreement, the “Carrying Value” of a share of Common Stock being purchased by Holdings shall be:

(a)    With respect to shares of Common Stock other than Roll-Over Shares, the price paid by the selling Management Stockholder for any such share plus simple interest at a rate per annum equal to 6% which shall be deemed to be the carrying cost, from the date of the purchase of such share by the selling Management Stockholder through the date of such purchase by Holdings, less the amount of dividends paid to such Management Stockholder in respect of such share (to the extent that the amount of such dividends does not exceed such simple interest); and

(b)    With respect to shares of Common Stock that are Roll-Over Shares, $1,040 per share plus simple interest at a rate per annum of 6% commencing as of December 3, 1998, less the amount of dividends paid to a Management Stockholder in respect of such shares (to the extent that the amount of such dividends does not exceed such simple interest).”

4.    Section 20(c) is hereby amended by deleting “Maureen A. Riley, Esq.” and replacing it with “Robert F. Kennedy.”

5.    A new Section 26 is hereby inserted immediately following Section 25.19 of the Management Stockholders’ Agreement as follows:

“26.    Voting Agreement and Irrevocable Proxy.

26.1    Irrevocable Proxy.  Notwithstanding anything to the contrary in Section 9, effective as of the Effective Time (as defined below), each Management Stockholder set forth on Exhibit A hereto (each, a “Roll-Over Stockholder”) hereby grants to Odyssey or any affiliate of Odyssey such Roll-Over Stockholder’s proxy, and appoints Odyssey or any affiliate of Odyssey as such Roll-Over Stockholder’s attorney-in-fact (with full power of substitution), to vote or act by written consent with respect to the Common Stock now or hereafter owned by such Roll-Over Stockholder in connection with any and all matters, including, without limitation, matters set forth hereunder as to which any vote or actions may be requested or required. This proxy is coupled with an interest and shall be irrevocable, and each Roll-Over Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and, effective as of the Effective Time, hereby revokes any proxy previously granted by him with respect to his Common Stock. This irrevocable proxy shall not apply to any shares of Common Stock held by TD Equity, LLC, provided that if TD Equity, LLC distributes, sells, or otherwise transfers any of its shares of Common Stock to a Roll-Over Stockholder, such shares shall be subject to this irrevocable proxy upon such distribution, sale or transfer.

26.2    Representations and Warranties of the Roll-Over Stockholders.  Each Roll-Over Stockholder hereby severally and not jointly represents and warrants to Odyssey that:

(a)    Due Authorization.  All corporate, partnership or trust action, if applicable, on the part of such Roll-Over Stockholder necessary for the authorization, execution and delivery of this Agreement has been taken and this Agreement constitutes the valid and legally binding obligation of each Roll-Over Stockholder enforceable against such Roll-Over Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights, and rules of law governing specific performance.

(b)    Ownership of Securities.  Upon exercise of the Roll-Over Options held by any Roll-Over Stockholder, such Roll-Over Stockholder will be the record and beneficial owner of the number of Roll-Over Shares set forth on Exhibit A attached hereto. Upon exercise of Options (other than the Roll-Over Options) held by such Roll-Over Stockholder, such Roll-Over Stockholder will be the record and beneficial owner of the Common Stock subject thereto. Such Roll-Over Stockholder will have sole voting power and sole power to issue instructions with respect to the voting of all shares of Common Stock (including the Roll-Over Shares) issued upon exercise of Options or otherwise acquired or held by the Roll-Over Stockholder, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the shares of Common Stock (including the Roll-Over Shares) issued upon exercise of Options or otherwise acquired or held by the Roll-Over Stockholder, except as limited hereby.

26.3    Covenants of the Roll-Over Stockholders.  Each Roll-Over Stockholder hereby covenants severally and not jointly to not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Roll-Over Stockholder from performing his obligations under this Section 26.

26.4    Specific Performance.  Each Roll-Over Stockholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Section 26 and agrees that the obligations of the Roll-Over Stockholder shall be specifically enforceable and that Odyssey shall be entitled to injunctive or other equitable relief upon such a breach by any Roll-Over Stockholder. This provision is without prejudice to any other rights that Odyssey may have against a Roll-Over Stockholder for any failure to perform the Roll-Over Stockholder’s obligations under this Section 26 or under this Agreement generally.

26.5    Effective Time.  The proxy and power of attorney granted pursuant to Section 26.1 hereof by each Roll-Over Stockholder with respect to each share of Common Stock shall be effective upon the later of (a) the date on which such share of Common Stock is issued to such Roll-Over Stockholder and (b) the termination of such Roll-Over Stockholder’s employment for any reason (the “Effective Time”).”

6.    Exhibit A attached hereto shall be attached to the Management Stockholders’ Agreement as Exhibit A.

7.    In all other respects, the Management Stockholders’ Agreement shall remain in full force and effect.

8.    This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TRANSDIGM HOLDING COMPANY

By:
Name:
Title:

ODYSSEY INVESTMENT PARTNERS FUND, LP

By:	ODYSSEY CAPITAL PARTNERS, LLC, its general partner

By:
Name:
Title:

MAJORITY MANAGEMENT STOCKHOLDERS

Douglas W. Peacock

W. Nicholas Howley

By signing below, each of the undersigned grants the irrevocable proxy set forth in Section 26 of the Management Stockholders Agreement, included in Section 5 of this Amendment, and makes the representations, warranties and covenants as set forth therein.

ROLL-OVER STOCKHOLDERS MAJORITY

Douglas W. Peacock

W. Nicholas Howley

Raymond F. Laubenthal

Robert S. Henderson

Bernt G. Iversen, II

Albert J. Rodriguez

James F. Skulina

Gray W. McMurtrey

Exhibit A

Name of Roll-Over Stockholder	Roll-Over Shares
Douglas W. Peacock	6,089
W. Nicholas Howley	5,790
Raymond F. Laubenthal	780
Robert S. Henderson	772
Bernt G. Iversen, II	462
Albert J. Rodriguez	583
James F. Skulina	200
Gray W. McMurtrey	40